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                           CHARGE OVER THE GOODWILL

                                                        HERBERT SMITH
                                                        20, rue Quentin-Bauchart
                                                        75008 PARIS

                                                        France

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                                     INDEX
ARTICLES                                                                   PAGES
--------                                                                   -----

ARTICLE 1 - DEFINITIONS........................................................5

ARTICLE 2 - CHARGE.............................................................6

ARTICLE 3 - GUARANTEED OBLIGATIONS/REGISTRATION................................7

ARTICLE 4 - ENFORCEMENT OF THE CHARGE..........................................9

ARTICLE 5 - DECLARATIONS AND GUARANTEES OF MORILA S.A.........................10

ARTICLE 6 - UNDERTAKINGS OF MORILA S.A........................................11

ARTICLE 7 - NOTICES...........................................................13

ARTICLE 8 - EXPENSES..........................................................13

ARTICLE 9 - REGISTRATION......................................................13

ARTICLE 10 - ELECTION OF DOMICILE.............................................14

ARTICLE 11 - SCOPE OF THE CHARGE..............................................14

ARTICLE 12 - ABSENCE OF IMPLIED WAIVER........................................14

ARTICLE 13 - ABSENCE OF VALIDITY OF A PROVISION...............................14

ARTICLE 14 - IRREVOCABILITY OF UNDERTAKINGS...................................14

ARTICLE 15 - ASSIGNMENT.......................................................15

ARTICLE 16 - APPLICABLE LAW - COMPETENT JURISDICTION..........................15

ARTICLE 17 - EFFECT OF THE RECITALS...........................................16

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                            CHARGE OVER THE GOODWILL
BETWEEN THE UNDERSIGNED:

1 SOCIETE DES MINES DE MORILA S.A., a limited company (societe anonyme) incorporated under the applicable laws of Mali, with a share capital of FCFA 10,000,000, with its registered office at Avenue Al Qoods, porte
     3441, Hippodrome, Bamako, Republic of Mali registered at the trade registry of Bamako under No. 15430,

     represented by M_______, _______, duly authorised by a resolution of the extraordinary general meeting dated 21st January 2000,

                                    (hereinafter referred to as "MORILA S.A.")

AND

2 N M ROTHSCHILD & SONS LIMITED, a bank incorporated under English law, with its registered office at New Court, St Swithin's Lane, London EC4P 4DU, acting in its own name and as agent for Standard Bank London Limited, Societe Generale, Mees Pierson N V, Bayerische Hypo-und Vereinsbank AG and Leonia Corporate Bank plc pursuant to a loan agreement entered into on 21st December 1999 (hereinafter referred to in this capacity as "ROTHSCHILD"), Rothschild being represented by M_________, _________ and M_______,____________

                           (hereinafter together referred to as the "LENDERS")

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WHEREAS:

Pursuant to an establishment agreement entered into on 28th April 1992 with BHP Minerals International Inc. in relation to the exploration for, and exploitation of, possible gold, silver, lead, zinc, copper and cobalt deposits (hereinafter, and as amended from time to time, referred to as the "CONVENTION"), the State of Mali has granted to that company an exploration permit pursuant to order (arrete) n[degree]92-2505/MMEH-CAB of 3rd June 1992.

The Convention was approved by decree n[degree]92-146/PM-RM dated 14th May 1992 by virtue of the Ordinance (ordonnance) n[degree]92-027/P-CTSP dated 12th May 1992.

This permit was renewed for the first time by way of order (arrete) n[degree]95-2249/MMEH-SG of 13th October 1995 and then transfered, together with the rights and obligations arising under the Convention, to Randgold Resources Mali by way of order (arrete) n[degree]189/MMEH-SG of 18th February 1997 This permit was the object of a second renewal by way of order (arrete) n[degree]99-636/MME-SG of 13th April 1999.

In accordance with the provisions of the Convention and the rules in force, an exploitation permit for the Morila mine was granted to Randgold Resources Limited by way of decree n 99-217/PM-RM of 4th August 1999, a limited liability company (societe anonyme) incorporated under Malian law, with a share capital of FCFA 10,000,000, Morila S.A. was incorporated on 30th July 1999 for the exploitation of the Morila deposit. This Company was registered with the trade registry of Bamako on 10th August 1999 under number 15430 The above mentioned exploitation permit was transferred to Morila S.A. by decree n[degree]99-361/PM -RM dated 17th November 1999.

The State of Mali, Randgold Resources Mali and Morila S.A will enter into an Amendment to the Convention with a view to adapt some of its provisions in order to facilitate its application with regard to the exploitation of the Morila mine.

With a view to enabling the Project to be completed, a loan agreement was entered into on 21st December 1999 between Morila S A., as the Borrower, Randgold Resources Limited and Randgold & Exploration Company Limited and Randgold Resources (Morila) Limited, as the Completion Guarantors, and various banks and other financial institutions, as the Lenders and

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Co-Arrangers, N M Rothschild & Sons Limited and Standard Bank London Limited, as
the Arrangers, and N M Rothschild & Sons Limited, as the Agent for the Lenders (hereinafter, and as amended, modified or supplemented from time to time, referred to as the "LOAN AGREEMENT").

Section 6 1.2 of the Loan Agreement provides that it is a condition precedent to the making of the initial loans pursuant to Section 2.2 of the Loan Agreement, that certain security interests be granted by Morila SA over its rights and assets in favour of the Lenders.

A Protocol of agreement will be entered into between Rothschild and the Government of the Republic of Mali whereby the State of Mali certifies to Rothschild the validity of the creation and enforcement of security interests (hereinafter referred to as the "PROTOCOL").

Consequently, Morila S A accepts the creation of a charge over the goodwill in favour of the Lenders under the terms and conditions below (hereinafter referred to as the "CHARGE").

IT IS HEREBY AGREED AS FOLLOWS:

ARTICLE 1 - DEFINITIONS

COMMERCIAL LAW ACT means OHADA Uniform Act on General Commercial Law dated 1st January 1998.

COMPANIES ACT means the OHADA Uniform Act on the Law of Commercial Companies and Economic Interest Groups dated 17th April 1997;

SECURITY INTERESTS ACT means the OHADA Uniform Act relating to the organisation of Security Interest dated 17th April 1997.

CONTRACT means this agreement.

LOAN AGREEMENT is defined in the recitals above;

CONVENTION is defined in the recitals above;

GOODWILL means the goodwill belonging to Morila S.A. relating to the development and the exploitation of the Morila mine and any other mine in respect of which the exploitation may

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be granted to Morila S.A. and the commercialisation of minerals and the carrying out of operations necessary to the exploitation of the said minerals and the sale of the raw and transformed material and, secondarily, all enterprises and activities relating to these operations and sales, and for the exploitation of which Morila S.A. is registered at the trade registry of Bamako under No. 15430;

MORILA S.A. is defined above.

CHARGE is defined above.

GUARANTEED OBLIGATIONS means all the sums due or likely to be due at any moment by Morila S.A. as Borrower, and the Obligors in accordance with the Loan Agreement, to the Lenders together with all additional costs and interest (including in particular all costs, expenses, fees, penalties and moatory interest payable and other sums due in accordance with the Loan Agreement and each other Loan Document also including all other Obligations of Morila S.A. and the Obligors as defined in the Loan Agreement);

OHADA means the Organisation for the harmonisation of business law in Africa (Organisation pour l'harmomsation du droit des Affaires en Afrique) set up by the Port Louis treaty of 17th October 1993.

LENDERS is defined above.

PROTOCOL is defined in the recitals above.

ROTHSCHILD is defined above

Capitalised terms not defined herein shall have the meaning given to them in the Loan Agreement

ARTICLE 2 - CHARGE

Morila S.A. hereby charges in favour of Rothschild (on behalf of the Lenders), which accepts such charge, the Goodwill as a guarantee of the Guaranteed Obligations.

This charge includes all the Goodwill, without any exception or restrictions, i.e., inter alia:

-    the trade name and sign under which the Goodwill is exploited;

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-    customers;

-    commercial furniture;

- all the materials or moveable or fixed equipment and the rolling stock as well as the vehicles and other means of transport, installations, improvements and arrangements, tools and any of their accessories used for the exploitation of the Goodwill and the Mine (as defined in the Convention) and inter alia, the materials and tools listed in Appendix 1 hereto, it being noted that it is expressly agreed that the lien resulting from this charge shall extend to the "universality" (universalite) of the materials, tools and accessories, i.e., all the new materials, tools and accessories that could be used for the exploitation of the Goodwill or the Mine.

- the "right to lease" (droit au bail) of the place where the Goodwill will be exploited, it being agreed that this charge will extend to any renewal or new leases concerning the current buildings used for the exploitation of the Goodwill and any building where it may then be transferred.

- Any rights that the State may from time to time grant to Morila S.A. in respect of the exploitation of its Goodwill.

- Any patents, licences, trademarks, industrial drawings and patterns and generally any intellectual property rights related thereto.

ARTICLE 3 - GUARANTEED OBLIGATIONS/REGISTRATION

For the sole purpose of the registration of the Charge, the parties evaluate the Guaranteed Obligations at a total maximum amount in principal of THREE HUNDRED FIFTEEN MILLION U.S. dollars (USD 315,000,000) i.e., FCFA 208,312,650,000 and a total maximum amount in ancillary costs and interests of FORTY FIVE MILLION U.S. dollars (USD 45,000,000), i.e., FCFA 29,758,950,000 (the amounts in FCFAs are calculated on the basis of the Banque de France indicative exchange rate of the Euro against the U.S. dollar for 17th February 2000, as published in the Official Journal of the French Republic [Euro] 1 = USD 0.9919, USD 1 =
FFr 6.6131 = FCFA 661.31), distributed as follows:

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                                      Principal     Interests    Total

N M Rothschild & Sons Limited    USD  52,500,000    7,500,000    60,000,000

                                 kFCFA34,718,775    4,959,825    39,678,600

Standard Bank London Limited     USD  52,500,000    7,500,000    60,000,000

                                 kFCFA34,718,775    4,959,825    39,678,600

Societe Generale                 USD  52,500,000    7,500,000    60,000,000

                                 kFCFA34,718,775    4,959,825    39,678,600

Mees Pierson N V                 USD  52,500,000    7,500,000    60,000,000

                                 kFCFA34,718,775    4,959,825    39,678,600

Bayerische Hypo-und

Vereinsbank AG                   USD  52,500,000    7,500,000    60,000,000

                                 kFCFA34,718,775    4,959,825    39,678,600

Leonia Corporate Bank plc        USD  52,500,000    7,500,000    60,000,000

                                 kFCFA34,718,775    4,959,825    39,678,600

TOTAL                            USD 315,000,000    45,000,000   360,000,000

                                 kFCFA208,312,650   29,758,950   238,071,600

The registrations to be made pursuant to the creation of the charge given shall be made for the amounts in principal and secondary amounts which the Lenders may think fit, in particular in respect of the value of the Goodwill but within the limit of the above-mentioned amount of the Guaranteed Obligations Morila S.A. accepts that these amounts will be fixed by the Lenders by the note of registration of the Charge, without the requirement to obtain its expressed consent

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In the event that the original registration shall be inferior to the amounts in principal and the secondary amounts of the Guaranteed Obligations as provided in this article, the Lenders shall have the ability to proceed, at any time, with the supplemental registration in respect of the Goodwill for any such amount which they think fit, in particular, taking into account the change of the value of the charged goodwill however still within the limit of the aggregate registered amount being at most equal to the amounts in principal and the interests of the Guaranteed Obligations as determined here-above.

In its name and on behalf of the Lenders, Morila S.A. shall carry out, at its own cost, of the all the necessary formalities for the validity and efficiency of the Charge, in particular for its registration for tax purposes and its registration on the relevant register in lieu of the Registry of Commerce and Asset Credit of Bamako (registered office of Morila S.A. and place where the Goodwill is exploited) and at any other court, department, registry or office referred to in the OHADA Uniform Acts within fifteen (15) days commencing from the date hereof.

The registration on the relevant register in lieu of the Registry of Commerce and Asset Credit shall be renewed every five years from the date of such registration, renewals being carried out by Morila S.A. or Rothschild in the name and on behalf of Morila S.A.

In the event that such periodic renewals are not carried out, the Lenders reserve the right to terminate the Loan Agreement pursuant to Article 9 of the Loan Agreement.

ARTICLE 4 - ENFORCEMENT OF THE CHARGE

In the absence of payment on the due date of any of the Guaranteed Obligations or upon occurrence of any Event of Default described in Article 9 of the Loan Agreement, Rothschild, acting in its name and on behalf of the Lenders, after a legal notice addressed by it to Morila S.A. requesting payment of the due amount, and where such payment has not been made within eight (8) days after the presentation of such notice, may exercise the Charge or request its exercise without having to resort beforehand to any other form of recourse to which the Lenders may in addition be entitled, or to exercise any other security that it may hold elsewhere and, generally, may exercise in respect of the Charge all rights, actions, and liens that the law recognises for creditors benefiting from such a charge, and in particular, to enforce the Charge in accordance with the legal and regulatory provisions in force, to ensure that it is paid, at the price obtained, the sums payable pursuant to the Guaranteed Obligations,



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by preference over other creditors and over all future assignees. The enforcement of the Charge shall be in compliance with the provisions of the Convention.

ARTICLE 5 - DECLARATIONS AND GUARANTEES OF MORILA S.A.

Morila S.A. hereby makes the following declarations and gives the following guarantees:

(a) It is duly created, constituted and exists in accordance with the law by which it is governed;

(b) The extraordinary general meeting of Morila S.A. has authorised the creation of the Charge and no other authorisation of a corporate body of Morila S.A. is necessary for the validity, enforceability or compulsory force of the Charge;

(c)  It and its representatives have all required powers and full capacity to:

     - sign this Contract and any other document relating to the Contract which they may be a party to and which they may be required to produce under the Contract;

     - perform their obligations under the Contract and they have taken all necessary measures to authorise their signature and the performance of their obligations;

     and no agreement, consent, registration or deposit other than the formalities provided in the Security Interests Act, the Commercial Law Act and the Companies Act are necessary for the validity, the compulsory force and the creation of the Charge;

(d) The signature and performance of the Contract do not breach or conflict, with any legislative or regulatory provision, provisions deriving from treaties, any provisions of the articles of association or contractual provisions, any injunction or legal decision of any judicial or administrative or arbitration tribunal, or any other governmental entity relating to it or relating to any of its assets.

(e) Its obligations pursuant to the Contract are legal, valid and binding and can be performed.

(f)  It is solvent and capable of paying its debts as they fall due.

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(g)  It respects all of the material provisions, and the terms and conditions of each contract, convention, recognition of debt or any other document to which it is party and by which it is contractually bound;

(h) It respects all material terms of all applicable rules and all authorisations which have been obtained in respect of the exercise of its activities, the ownership of its assets and the performance of the project pursuant to the Convention;

(i) It has full and unrestricted ownership of the Goodwill and its components and, in particular, the materials included in the extent of the Charge are comprised of all the material, moveable and vehicles owned by Morila S.A. as at the date hereof;

(j) It has not granted any charge, right, option or other security interest over the Goodwill or its components and no lien whatsoever exists over the Charge; the Goodwill and its components are free from any registration, right, option or other security interest and, in particular, from any lien of the seller or the holder of a lien as well as from the lien or general mortgage of the competent tax authority so that the registrations to be made pursuant to the Charge will be ranked first and no other security interest shall have the same rank, the Goodwill and its components have not been the object of any proceedings to seize or block them.

(k) There are no disputes, claims or litigation proceedings pending or, as far as it is aware, no risk of dispute, action, claim or proceedings:

     - which may be directly linked with one of the provisions of the Contract;
     - which are not linked to the provisions of the Contract but which would have the effect of preventing the Contract from being performed or which would prevent Morila S.A. from fulfilling its obligations pursuant to the Contract.

ARTICLE 6 - UNDERTAKINGS OF MORILA S.A.

Morila S.A. irrevocably and expressly undertakes, as of the date of this Agreement and throughout all the period of the Contract

(a) To ensure that all authorisations are obtained and that all necessary documents are signed and delivered in order to ensure the validity, the continuation of the validity and the enforceability of the Charge and, in particular, any document which may become necessary to carry out any formality with the relevant register in lieu of the Registry of Commerce and Asset Credit, including the renewal of the registration of the Charge on this registry.

(b) That all information prepared in writing by Morila S.A. and supplied to Rothschild or to any other third party pursuant hereto, or report or certificate which must be provided pursuant hereto, is when it is delivered, exact and complete in all respects.

(c) To inform the Lenders of all actions and claims by any individual or corporate entity in respect of the Goodwill and its components and to ensure that all appropriate measures are taken in defence against such actions and claims.

(d) Subject to the usual depreciation of certain of its elements, to abstain for the entire duration of the Contract from any act which may decrease the value of the Goodwill or its components and to maintain them in exploitational condition and in activity.

(e) To ensure that the Charge continues to rank in priority over any other security interest throughout the entire duration of the Contract.

(f)  Not to change the object of the Goodwill.

(g) Subject to the provisions of Section 8.2.3 of the Loan Agreement, not to rent the Goodwill or any of its components (for any duration whatsoever). or to grant over them any security, lien or other right of any kind whatsoever or to allow a lien or other right to be taken or registered over them, if any such security interest or lien is taken over all or part of the Goodwill or its components, Morila S.A. undertakes to request the removal of such security interest or lien within forty five (45) days from the registration of such security or such lien

(h) Not to sell assign or otherwise transfer in any manner whatsoever part or all of the Goodwill or any of its components, unless, as the case may be to substitute material included in the extent of the Charge.

(i) To inform without delay Rothschild of any fact brought to its knowledge which may have adverse effect on the Goodwill or any of its components, and

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(j)  As soon as the Lenders seek to enforce the Charge, to provide all necessary assistance to Rothschild by providing it with the documents necessary for the enforcement of the Charge and/or the judicial sale of the Goodwill and for the exercise by the Lenders of all their rights under the Contract or the law

ARTICLE 7 - NOTICES

Any notices and claims relating to the Contract shall be made in writing and sent by registered letter with acknowledgement of receipt or by fax. Notices shall become effective on the date of first presentation of the registered letter or of receipt of the fax at the addresses below

ARTICLE 8 - EXPENSES

All expenses costs and disbursements incurred by the Lenders in the scope of the negotiation, preparation, drafting and signature of the Contract, and all costs incurred in relation with the establishment and performance of the Charge or relating to the preservation (and in particular the renewal of the registration of the Charge) or the exercise of the rights of the Lenders pursuant hereto shall be borne by Morila S.A. which undertakes to pay such costs

ARTICLE 9 - REGISTRATION

The Contract shall be subject to the registration formalities requirements. All powers are given to the holder of an original, a copy or an extract thereof, to comply with all formalities required

All stamp and registration duties, together with all taxes, penalties and expenses to which the Charge together with its renewal and its performance may give rise shall be at Morila S.A.'s costs

It is however noted that, pursuant to the tax provisions in Article 22.2 of the Convention, the security interests granted by Morila S.A. pursuant to the project governed by that Convention, shall be exempt from "all taxes, contributions and any other direct or indirect taxes for which they may be personally liable or for which they may be required to bear the cost..."

ARTICLE 10 - ELECTION OF DOMICILE

In accordance with section 70-7 of the Security Interests Act, Rothschild elects domicile at the address of the offices of Maitre Ahmadou Toure, notary of Bamako (registered office of Morila S.A. and place where the Goodwill is exploited)

ARTICLE 11 - SCOPE OF THE CHARGE

The Charge shall not affect and may not affect in any manner whatsoever the nature and the extent of any undertakings and any guarantees whatsoever which have been or may be contracted or provided in favour of the Lenders, either by Morila S.A. or by any third party to which it is added

All the rights granted to Rothschild as Agent and party pursuant hereto or by any other document delivered in performance of, or on the date of, the Contract, together with rights arising under the law, shall be cumulative and may be exercised at any moment

ARTICLE 12 - ABSENCE OF IMPLIED WAIVER

Should Rothschild fail to exercise a right or exercise it belatedly this shall not constitute a waiver of such right and the exercise of a single right or the partial exercise of such right shall not prevent Rothschild from exercising it again in the future or exercising any other right

ARTICLE 13 - ABSENCE OF VALIDITY OF A PROVISION

In the event that a provision (or part of a provision) of the Contract is or becomes illegal, void or unenforceable, this shall not have any effect on the legality, validity or enforceability of the other provisions of the Contract

ARTICLE 14 - IRREVOCABILITY OF UNDERTAKINGS

Subject to the provisions of the Security Interest Act and the Companies Act, the Contract is irrevocable and shall fully apply notwithstanding any renewal or extension of the Guaranteed Obligations, any novation or any amendment to the Guaranteed Obligations together with any amendment to the financial documentation grace period, change in the articles of association of Morila S.A. of insolvency proceedings against Morila S.A.

ARTICLE 15 - ASSIGNMENT

Any assignee of all or part of the rights and obligations of the Lenders pursuant to the Loan Agreement and which would be substituted in the rights and obligations of such Lenders following the date of signature of the Contract, shall benefit fully from the Contract subject to the fulfilment of publicity formalities provided by the Security Interests Act. Morila S.A. intending that the Charge benefit any assignee substituted, in whole or in part, to the rights and obligations of the Lenders therefore, any reference to the Lenders shall include such assignee, and this is expressly recognised and accepted by Morila S.A. In order to give full effect to this provision. Morila S.A. irrevocably undertakes, on first request from Rothschild, to sign any documents, contracts and other deeds necessary and to accomplish all formality that shall, in the opinion of Rothschild, be necessary or appropriate to achieve the foregoing at the cost of Morila S.A.

ARTICLE 16 - APPLICABLE LAW-COMPETENT JURISDICTION

The Contract shall be governed for its validity, interpretation and performance, by Malian law and in particular the Companies Act and the Security Interests Act

The Courts of Bamako shall be competent to consider all disputes between the parties from time to time hereto

ARTICLE 17 - EFFECT OF THE RECITALS

The recitals hereto shall have the same legal effect as the Contract and shall form an integral part of it

Signed in twelve (12) original copies

Date ________________

                                    SOCIETE DES MINES DE MORILA S.A.

                                    By _________________________________________

                                       Name printed ____________________________

                                       Title ___________________________________

                                    Address for Notices

                                                      c/o Press Avenue
                                                      Selby
                                                      Johannesburg
                                                      P.O. Box 82291
                                                      Southdale 2135
                                                      South Africa

                                    Facsimile No      27-11-8372232

                                    Attention         The Financial Director

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                                    N M ROTHSCHILD & SONS LIMITED

                                    By _________________________________________

                                       Name printed ____________________________

                                       Title ___________________________________

                                    By _________________________________________

                                       Name printed ____________________________

                                       Title ___________________________________

                                    Address for Notices

                                                      New Court
                                                      St Swithin's Lane
                                                      London
                                                      EC4 4DU
                                                      United Kingdom

                                    Facsimile No      44 171 280 5139

                                    Attention         David Street/Giles Baynham